EXHIBIT 99.2

For Immediate Release: March 26, 2009

Edward A. “Sandy” Lowe, Named President, Oxy Oil and Gas - International Production

LOS ANGELES, March 26, 2009 – Occidental Petroleum Corporation (NYSE: OXY) announced today that Edward A. “Sandy” Lowe, a Vice President of Occidental Petroleum Corporation, has been named President, Oxy Oil and Gas - International Production.

Commenting on this appointment, Occidental Chairman and Chief Executive Officer, Dr. Ray R. Irani said, “Sandy has been a senior member of Oxy’s international team for over 10 years. With the retirement of Casey Olson, I am confident in Sandy’s ability to lead our international production activities and to continue Oxy’s success in that arena.”

Mr. Lowe has more than 35 years of industry experience, including 24 years with Oxy in a number of engineering and project development leadership positions. His most recent position was Executive Vice President, Oxy Oil & Gas – International Production and Engineering. He has served as Executive Vice President, Oxy Oil & Gas – Major Projects and as Executive Vice President and General Manager for Dolphin Energy Ltd. Mr. Lowe received his B.A. Degree in Civil Engineering from Tulane University.

Oxy’s international business development efforts will continue to be headquartered in Abu Dhabi and led by Rolf Monjo, Executive Vice President, International Business Development. He has more than 15 years of industry experience, including 11 years with Oxy in a number of commercial and business development leadership positions.

About Oxy

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization. Oxy’s wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

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Contacts:	Richard S. Kline (media)
richard_kline@oxy.com
310-443-6249

Chris Stavros (investors)
chris_stavros@oxy.com
212-603-8184

On the web: www.oxy.com

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